Exhibit 99.2(k)(1)(b)

Amendment 3 to Administration, Bookkeeping and Pricing Services Agreement

This third amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of Decmber 31, 2021 (“Amendment Effective Date”):

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement by and between ALPS and the Funds, dated April 27, 2018, as amended or restated from time to time.
“ALPS”	ALPS Fund Services, Inc.
“Management”	Bluerock Total Income+ Real Estate Fund Bluerock High Income Institutional Credit Fund (New Party upon commencement of operations)

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A, the services in Appendix B, and list of funds in Appendix C.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		Bluerock Total Income+ Real Estate Fund
By:	/s/ Ken Fullerton	By:	/s/ Jordan Ruddy
Name:	Ken Fullerton	Name:	Jordan Ruddy
Title:	Authorized Representative	Title:	President

Bluerock High Income Institutional Credit Fund
By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

Schedule A to this Amendment

Amendments

Effective as of the Amendment Effective Date, the Existing Agreement is amended as follows:

1.	Bluerock High Income Institutional Credit Fund is added as a party to the Existing Agreement.

2.	Section 2 is deleted in its entirety and replaced with:

2	Services and Fees

(a)	Subject to the terms of this Agreement, SS&C ALPS will perform the Services set forth in Schedule A for the Funds. SS&C ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Any Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a changes in applicable Law, will only be binding on SS&C ALPS when they are reflected in an amendment to Schedule A.

(b)	The Fund agrees to pay, the fees, charges and expenses on behalf of each Fund in accordance with, and in the manner set forth in, the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by the Fund shall not limit SS&C ALPS’ rights of recourse against the Fund.

(c)	In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C ALPS to one or more of its Affiliates or other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C ALPS. If SS&C ALPS delegates any Services, (i) such delegation shall not relieve SS&C ALPS of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C ALPS, and (iii) if required by applicable Law, SS&C ALPS will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to enable Fund to object to a particular arrangement.

(d)	After the first anniversary of the Agreement and on each year thereafter, all fees reflected in Fee Letter will incur an annual cost of living increase as described in Fee Letter.

3.	All references to “Appendix B” shall be replaced with “Fee Letter.”

4.	Appendix A is deleted in its entirety and replaced with Appendix A attached hereto.

5.	Appendix B is deleted in its entirety.

6.	Appendix C is deleted in its entirety and replaced with Appendix C attached hereto.

APPENDIX A

SERVICES

SS&C ALPS Fund Administration and Accounting Services and Terms

Applicable to each Fund, except as otherwise noted.

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing

(ii)	Prepare Forms N-PORT, N-CSR, and 24f-2

(iii)	File Form N-PORT and 24f-2 with the SEC

(iv)	Host annual audits

(v)	Calculate monthly SEC standardized total return performance figures

(vi)	Prepare required reports for quarterly Board meetings

(vii)	Monitor expense ratios

(viii)	Maintain budget vs. actual expenses

(ix)	Manage fund invoice approval and bill payment process

(x)	Assist with placement of Fidelity Bond and E&O insurance

(xi)	Coordinate reporting to outside agencies including Morningstar, etc.

Fund Accounting

(i)	Calculate daily NAVs as required by the Trust and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit NAVs to the advisor, NASDAQ, Transfer Agent & other third parties

(iii)	Compute yields, expense ratios, portfolio turnover rates, etc.

(iv)	Reconcile cash & investment balances with the custodian

(v)	Provide data, ratios and reports to support preparation of financial statements and filings

(vi)	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act

(vii)	Obtain and apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns

-	Audit firm to sign all returns as paid preparer

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M compliance monitoring and reporting

(vi)	Provide tax re-allocation data for shareholder 1099 reporting

(vii)	Prepare and distribute 19a-1 filings as required

Legal Administration

(i)	Coordinate the preparation and filing of quarterly repurchase offers:

(a)	Preparation of repurchase offer notices (“notices”) and circulation of notices to client, fund counsel, internal personnel, and transfer agent (including drafts)

(b)	Two notices are prepared; a notice for direct shareholders and a notice for shareholders holding through an intermediary

(ii)	Coordinate annual updates to prospectus for each Fund and statement of additional information

(iii)	Coordinate standard layout and printing of a Prospectus for each Fund

(iv)	Coordinate EDGARization and filing of N-CSR, N-PX, and N-23c-3

(v)	Prepare, compile and distribute quarterly board meeting materials

(vi)	Participate in quarterly board meetings (telephonically) and prepare initial drafts of quarterly meeting minutes; the Funds agree to combine quarterly Board Meetings when appropriate in the Board's discretion

Compliance Administration

(i)	Perform prospectus & SAI, SEC investment restriction monitoring

(ii)	Provide warning/Alert notification with supporting documentation

(iii)	Provide quarterly compliance testing certification to Board of Trustees

(iv)	Calculate section 18 derivative exposure and asset coverage reporting

(v)	Create monthly comprehensive compliance summary reporting

(vi)	Provide client access to automated compliance testing platform

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to ALPS’ or its affiliates standard rates.

SS&C ALPS CCO Services and Terms

1.	Within this Section, the following definitions will apply:

(i)	“Fund” shall reference each fund covered under the Existing Agreement, as specified in Appendix C.

(ii)	“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-1, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

(iii)	“Material Compliance Matter” shall mean “any compliance matter about which the Fund’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Fund or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of the Fund, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Fund, or the written compliance policies and procedures of the service providers to the Fund.

(iv)	“Rule 38a-1” shall mean Rule 38a-1 under the 1940 Act

2.	All Services described in this Section (the “CCO Services”) are optional and only apply upon the request of Fund that SS&C ALPS provide such CCO Services and the written acceptance of such request by SS&C ALPS. SS&C ALPS requires 120 days’ notice prior to commencement of provision of such CCO Services, which time period may be reduced upon mutual agreement. The Board of Trustees of the Fund may terminate the provision of CCO Services on 120 days written notice to SS&C ALPS. All CCO Services fees described in Fee Letter will continue until the later of 120 days from the receipt of such termination notice or the date that the SS&C ALPS employee no longer serves as the Fund’s Chief Compliance Officer.

3.	SS&C ALPS shall designate, subject to the approval of the Fund’s Board of Trustees, one of its own employees to serve as Chief Compliance Officer of the Fund within the meaning of Rule 38a-1 (such individual, the “CCO”). The CCO shall render to the Fund such advice and services as are required to be performed by a CCO under Rule 38a-1 and as are set forth as follows:

(i)	Review of Compliance Program. The CCO shall, with the assistance of the Fund, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.” In addition to provisions of Federal Securities Laws that apply to the Fund, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Fund from the Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or the Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

(ii)	Administration of Compliance Program. The CCO shall administer and enforce the Fund’s Compliance Program. The CCO shall consult with the Board of Trustees and the Fund’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).

(iii)	Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Fund, adherence to the written compliance policies and procedures of the Fund’s service providers, including the Fund, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:

(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

(b)	The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Fund’s Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

(c)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Fund:

a.	In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to the Fund a summary of core services that it provides to the Fund or, if no such summary is available, that it has delivered to the Fund copies of the relevant policies and procedures.

b.	The Service Provider will provide to the Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

c.	The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

d.	The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

(iv)	Annual Review. Rule 38a-1 requires that, at least annually, the Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Fund. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of the CCO Services.

(v)	Attendance of Board Meetings; Reports to the Fund’s Board; Escalation

(a)	The CCO shall attend up to four board meetings per year, including one in person.

(b)	The CCO shall make regular reports to the Board of Trustees of the Fund regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Fund and the Service Providers and such other matters as the Board of Trustees of the Fund may reasonably request.

(c)	In addition, at least annually, the CCO shall submit a written report to the Board of Trustees of the Fund addressing the following issues:

a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

b.	any material changes made to the Compliance Program since the date of the last report;

c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

d.	each “Material Compliance Matter” that occurred since the date of the last report.

(d)	This written report shall be based on the Annual Review. The first written report shall be presented to the Board of Trustees of the Fund no later than 90 days after the date of the first Annual Review.

(e)	The CCO shall report any Material Compliance Matters to the Board of Trustees at least quarterly.

(vi)	Recordkeeping. The CCO expects to rely on the Fund or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that the Fund records will be maintained in accordance with the Fund’s recordkeeping policy and applicable law, including provisions requiring that any material violation of the Fund’s recordkeeping policy and/or applicable law by the service provider be promptly reported to the CCO.

(vii)	Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the Fund and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by Fund or the Board.

4.	The parties agree that only employees of SS&C ALPS and its Affiliates shall act as CCO or otherwise perform services to the Fund under this Agreement unless otherwise agreed to by the Fund. Notwithstanding his/her other duties for SS&C ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. Fund acknowledges that other employees of SS&C ALPS and its Affiliates will assist the CCO in the performance of his/her duties hereunder.

5.	For clarity, the Fund shall reimburse, or shall cause the Fund to reimburse, SS&C ALPS for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket disbursements incurred by SS&C ALPS in connection with the performance of SS&C ALPS’ or the CCO’s duties hereunder.

6.	Fund shall cooperate in good faith with SS&C ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, Fund shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with SS&C ALPS and the CCO, in each case as SS&C ALPS or the CCO may reasonably request. Fund shall provide SS&C ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist SS&C ALPS and the CCO in obtaining the cooperation of the Service Providers. Fund shall provide SS&C ALPS and the CCO with such books and records regarding the Fund as SS&C ALPS and the CCO may reasonably request.

APPENDIX C

FUNDS COVERED UNDER THE AGREEMENT

Fund Name	Fund Type	Effective Date of Fund’s Addition to the Agreement
Bluerock High Income Institutional Credit Fund	Delaware Trust, Closed-End Interval Fund	Date of Fund’s commencement of operations
Bluerock Total Income+ Read Estate Fund+	Delaware Trust, Closed-End Interval Fund	June 4, 2018

+ Fund initially covered by the Agreement.

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